Exhibit 4.7

AIR T, INC.

8.0% JUNIOR SUBORDINATED DEBENTURE

DUE [___________, 2048]

Air T, Inc., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Delaware Trust Company, as Property Trustee, or registered assigns, the principal sum of [___________ (________)] on [__________, 2048], which date may be shortened as provided in the Indenture (such date, as it may be shortened, the “Stated Maturity”), and to pay interest on said principal sum from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on the 15th day of February, May, August, and November in each year commencing on the first such payment date that is at least 90 days after the Issuance Date at the rate of 8.0% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly; provided that for purposes of this sentence, an installment of interest is not considered overdue if payment is deferred as permitted herein. Until [_________, 2023] all interest shall be paid timely on the Interest Payment Dates. For any Interest Payment Dates occurring after [_________, 2023], payment of the interest may be deferred for a period of up to 20 quarters. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Junior Subordinated Debenture is not a business day, then payment of interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Junior Subordinated Debenture (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the business day next preceding such Interest Payment Date unless otherwise provided in the Indenture. The principal of and the interest on this Junior Subordinated Debenture shall be payable at the office or agency of the Paying Agent (as defined in the Indenture) maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder (as defined in the Indenture) at such address as shall appear in the Securities Register (as defined in the Indenture). Notwithstanding the foregoing, so long as the Holder of this Junior Subordinated Debenture is the Property Trustee (as defined in the Indenture), the payment of the principal of and interest on this Junior Subordinated Debenture will be made at such place and to such account as may be designated by the Property Trustee

The Stated Maturity may be shortened at any time by the Company to any date not earlier than [___________, 2023].

The indebtedness evidenced by this Junior Subordinated Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior and Subordinated Debt (as defined in the Indenture), and this Junior Subordinated Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Junior Subordinated Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

This Junior Subordinated Debenture shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Junior Subordinated Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: [___________, 2018]	AIR T, INC.

By:
	Name:	Nick Swenson
Title:

Attest:	By:
Name: Title:

Authentication:

This is one of the Junior Subordinated Debentures described in the within mentioned Indenture.

DELAWARE TRUST COMPANY, As Trustee By As Authenticating Agent

By:
Name: Title: